Exhibit 10.10(e)

Private and Confidential

14 September 2023

THIRD AMENDMENT AGREEMENT

Seamless Group Inc.

as Seamless

- and -

Regal Planet Limited

as RPL

- and -

Chelsea Vanguard Fund

as Investor

M.B. KEMP LLP 23/F, PICO Tower, 66 Gloucester Road, Hong Kong T: +852 3170 1088 F: +852 3170 1077 www.kempllp.com

THIS THIRD AMENDMENT AGREEMENT (this “Agreement”) is made on 14 September 2023

BETWEEN:

(1)	Seamless Group Inc., formerly known as TNG FinTech Group Inc., a BVI business company originally incorporated in the British Virgin Islands and by way of continuation registered as an exempted company in the Cayman Islands with its registered address at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and with company number MC-344182 (“Seamless”);

(2)	Regal Planet Limited, a BVI business company incorporated under the laws of the British Virgin Islands with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands and with company number 1724590 (“RPL”); and

(3)	Chelsea Vanguard Fund, an exempted company incorporated under the laws of Cayman Islands with registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and company number MC-314014, as initial subscriber (the “Investor”), each a “party” and collectively “parties”.

RECITALS:

(A)	On 14 September 2021, Seamless and the Investor entered into an amended and restated convertible bond instrument (the “Amended and Restated Convertible Bond Instrument”) in respect of USD27,000,000 15% secured guaranteed convertible bonds (the “Convertible Bonds”) to reflect the new terms and extend the maturity of USD30,000,000 12% secured guaranteed convertible bonds issued under the convertible bonds subscription agreement and convertible bond instrument dated 14 September 2018.

(B)	On 14 September 2021, RPL and the Investor entered into an amended and restated exchangeable bond instrument (the “Amended and Restated Exchangeable Bond Instrument”) in respect of USD46,000,000 15% secured guaranteed exchangeable bonds (the “Exchangeable Bonds”) to reflect the new terms and extend the maturity of USD30,000,000 12% secured guaranteed exchangeable bonds issued under the exchangeable bonds subscription agreement and exchangeable bond instrument dated 14 September 2018.

1 | P a g e

(C)	By a redemption notice dated 6 December 2021, the Investor applied to early redeem part of the Convertible Bonds in the amount of USD18,000,000 (the “Redemption Amount”), and subsequently exercised in different tranches for a total amount of USD10,500,000, being (i) in the amount of USD7,000,000 on 24 December 2021; (ii) in the amount of USD1,000,000 on 31 January 2022; (iii) in the amount of USD1,500,000 in on 8 February 2022; and (iv) in the amount of USD1,000,000 on 28 February 2022. Subsequently, the remaining balance of the Redemption Amount was USD7,500,000 (the “Remaining Redemption Amount”).

(D)	On 20 December 2021, Seamless and the Investor entered into the supplemental deed (the “Supplemental Deed”), among others, to extend the redemption date, and to amend and supplement the Amended and Restated Convertible Bond Instrument, including issuance of an additional USD1,000,000 convertible bond (being the unpaid interest of the Redemption Amount) under the Amended and Restated Convertible Bond Instrument on 24 December 2021.

(E)	On 28 January 2022, 23 February 2022, 29 March 2022 and 21 June 2022, Seamless and the Investor entered into the consent letters (collectively the “Consent Letters”, each the “Consent Letter”) to extend the redemption date and to update the balance of the Redemption Amount. Pursuant to the Consent Letter dated 21 June 2022, Seamless and the Investor agreed to further extend the redemption date for the Remaining Redemption Amount to on or before 9 December 2022.

(F)	On 9 December 2022, Seamless and the Investor entered into the second amendment agreement and the loan agreement (the “Loan Agreement”), pursuant to which the Investor granted a loan in an amount equal to the Remaining Redemption Amount to Seamless.

(G)	Seamless has applied for listing on the New York Stock Exchange by way of a SPAC Transaction (the “Listing”), and Seamless will proceed to split GEA and TNGA from the Seamless Group (the “Reorganisation”) upon obtaining the SEC approval on the Listing. For the purposes of the Listing and the Reorganisation, the parties hereto agreed to enter into this Agreement for (1) amending the terms and conditions of the Convertible Bonds and Exchangeable Bonds, including the conversion ratio and exchange ratio after the Reorganisation and extension of the exchange period of the Exchangeable Bonds after the QIPO; and (2) entering into the share exchange agreement for the shares in TNGA and the Exchange Warrant Instruments upon the Reorganisation.

2 | P a g e

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

In this Agreement, unless otherwise specified, the terms and expressions used herein shall have the same meaning as defined in the Second Amended and Restated Convertible Bond Instrument, Second Amended and Restated Exchangeable Bond Instrument, the TNGA Exchange Warrant Instrument and the GEA Exchange Warrant Instrument:

“Exchange Warrant Instruments” means the GEA Exchange Warrant Instrument and the TNGA Exchange Warrant Instrument;

“GEA” means GEA Holdings Limited, an exempted company incorporated in Cayman Islands and its registered address is located at the office of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands and with company number OS-355198;

“GEA Exchange Warrant Instrument” means the exchange warrant instrument in relation to the right to acquire certain number of the issued share capital of GEA to be signed by RPL in favour of the Investor upon the Reorganisation;

“Second Amended and Restated Convertible Bond Instrument” means the Amended and Restated Convertible Bond Instrument to be as further amended and restated and to be signed by Seamless in favour of the Investor in accordance with this Agreement in the form set out in Schedule 1 of this Agreement;

“Second Amended and Restated Exchangeable Bond Instrument” means the Amended and Restated Exchangeable Bond Instrument as further amended and restated and to be signed by RPL in favour of the Investor in accordance with this Agreement in the form set out in Schedule 2 of this Agreement;

“Second Amendment Effective Date” means the date of this Agreement or such other date agreed between the parties in writing;

“TNGA” means TNG (Asia) Limited, a company incorporated in Hong Kong with limited liability and its registered address is located at 21/F., Olympia Plaza, 255 King’s Road, North Point, Hong Kong and with company number 1846034; and

“TNGA Exchange Warrant Instrument” means the exchange warrant instrument in relation to the right to acquire certain number of issued share capital of TNGA to be signed by RPL in favour of the Investor upon the Reorganisation.

3 | P a g e

2.	SECOND AMENDED AND RESTATED CONVERTIBLE BOND AGREEMENT

2.1	The Amended and Restated Convertible Bond Agreement will, with effect from (and including) the Second Amendment Effective Date (as defined in clause 6 below), be amended and restated in the form set out in Schedule 1 so that the rights and obligations of the relevant parties to this Agreement relating to their performance under the Amended and Restated Convertible Bond Instrument from (and including) the Second Amendment Effective Date shall be governed by, and construed in accordance with, the terms of the Second Amended and Restated Convertible Bond Instrument.

2.2	Seamless and the Investor agree that, with effect from (and including) the Second Amendment Effective Date, they shall have the rights and take on the obligations ascribed to them under the Second Amended and Restated Convertible Bond Instrument.

3.	SECOND AMENDED AND RESTATED EXCHANGEABLE BOND AGREEMENT

3.1	The Amended and Restated Exchangeable Bond Agreement will, with effect from (and including) the Second Amendment Effective Date, be amended and restated in the form set out in Schedule 2 so that the rights and obligations of the relevant parties to this Agreement relating to their performance under the Amended and Restated Exchangeable Bond Instrument from (and including) the Second Amendment Effective Date shall be governed by, and construed in accordance with, the terms of the Second Amended and Restated Exchangeable Bond Instrument.

3.2	Seamless and the Investor agree that, with effect from (and including) the Second Amendment Effective Date, they shall have the rights and take on the obligations ascribed to them under the Second Amended and Restated Exchangeable Bond Instrument.

4.	EXCHANGE WARRANT INSTRUMENTS

4.1	Upon completion of the Reorganisation, the parties will enter into the GEA Exchange Warrant Instrument and the TNGA Exchange Warrant Instrument, so that the rights and obligations of the relevant parties to this Agreement relating to their performance under the Exchange Warrant Instruments shall be governed by, and construed in accordance with, the terms of the Exchange Warrant Instruments.

4 | P a g e

5.	EFFECTIVE DATE

This Agreement will be effective upon the date of signing of this Agreement.

6.	CONFIRMATION OF NO BREACH

The parties confirm that:

6.1	Seamless (as issuer of the Convertible Bonds) is not in default or breach of any obligations under the Second Amended and Restated Convertible Bond Instrument, the Supplemental Deed, the Consent Letters and the Loan Agreement, including the payment of relevant interest during any part of or the entire redemption reschedule and the redemption of the Remaining Redemption Amount; and

6.2	RPL (as issuer of the Exchangeable Bonds) is not in default or breach of any obligations of the Second Amended and Restated Exchangeable Bond Instrument.

7.	REPRESENTATIONS AND WARRANTIES

Each of Seamless and RPL represents and warrants to the Investor that:

(a)	it is a company duly incorporated, validly existing and duly registered under the laws of the jurisdiction of its incorporation;

(b)	it has full power, capacity, authority and legal right to own its property and assets and to carry on its business;

(c)	it has full power, capacity, authority and legal right to make borrowings or enter into and engage in any related transactions contemplated by and under this Agreement which constitutes the legal, valid and binding obligations of Seamless enforceable against it subject to and in accordance with the terms hereunder;

(d)	the execution of the Agreement or the performance by it of its obligations hereunder does not and will not contravene, conflict with nor otherwise violate or result in any breach of or default under any law, judgement, order or any agreement or document to which it is a party or which is binding on it any of its assets;

(e)	all authorisations required from any governmental or other authority or from any creditors of it for or in connection with the execution, validity and performance of the Agreement have been obtained and are in full force and effect;

5 | P a g e

(f)	no litigation, arbitration, winding-up, administrative or other legal prosecutions, proceedings or investigations (as the case may be) is currently taking place or pending or threatened against it or its assets and on or prior to the date of this Agreement, it has not been in default of any other lending arrangement currently in force as at the date of this Agreement;

(g)	all information supplied by it to the Investor in connection herewith is true, complete and accurate in all aspects and it is not aware of any facts or circumstances that have not been disclosed to the Investor; and

(h)	all foregoing representations and warranties are true and accurate on the date of this Agreement with reference to the facts and circumstances subsisting on the date of this Agreement.

7.1	Each of Seamless and RPL shall, upon the signing of this Agreement, deliver to the Investor a certified copy of the resolutions passed by the board of directors of Seamless and RPL, respectively, approving this Agreement and the entering into and performance of this Agreement and related matters.

8.	NOTICES

8.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made in person, by post, by facsimile or, to the extent agreed by the parties making and receiving such communication, by e-mail or other electronic communication (provided that such e-mail or other electronic communication is followed by delivery of a paper copy made in person or by post within five (5) Business Days after the date of such e-mail or other electronic communication). For the purpose of this Agreement, an electronic communication will be treated as being in writing.

8.2	Addresses

The address and fax number and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement are as follows:

(a)	in the case of Seamless:

Address:	21/F., Olympia Plaza, 255 King’s Road, North Point, Hong Kong
Fax:	(852) 3590 5605
E-mail address:	legal@tngfintech.com
Attention:	Mr. Kong King Ong Alexander

6 | P a g e

(b)	in the case of RPL; and

Address:	21/F., Olympia Plaza, 255 King’s Road, North Point, Hong Kong
Fax:	(852) 3590 5605
E-mail address:	legal@tngfintech.com
Attention:	Mr. Kong King Ong Alexander

(c)	in the case of the Investor:

Address:	Unit 1501, 15/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong
Fax:	(852) 23680633
E-mail address:	andy.lau@superfinancehk.com sam.yu@superfinancehk.com
Attention:	Andy Lau/Sam Yu

or any substitute address, fax number, e-mail address or department or officer as the Party may notify to the other Party by not less than five (5) Business Days’ notice.

8.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will be effective:

(i)	if in person, at the time of delivery;

(ii)	if by e-mail or any other electronic communication, when received in legible form;

(iii)	if by way of fax, only when the relevant delivery receipt is received by the sender; or

(iv)	if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 8.2 (Addresses), if addressed to that department or officer.

7 | P a g e

(b)	Any communication or document which becomes effective, in accordance with this clause 8, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following Business Day.

8.4	English language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Investor, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

9.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.	REMEDIES AND WAIVERS

No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

11.	ASSIGNMENT

11.1	Unless with the prior written consent of the Investor, Seamless shall not assign or transfer any of its rights (if any) and obligations under this Agreement.

11.2	Unless with the prior written consent of Seamless, the Investor shall not transfer or assign any of its rights (if any) and obligations under this Agreement.

8 | P a g e

12.	ENTIRE AGREEMENT

This Agreement and any agreements or documents referred to herein, sets out the entire agreement and understanding between the parties with respect to the subject matter contained herein and supersedes all prior agreements, understandings, negotiations and discussions (whether oral or written) and all previous agreements in relation to the subject matter contained herein are hereby terminated and shall have no further force or effect.

13.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14.	GOVERNING LAW AND ENFORCEMENT

14.1	Governing law

This Agreement and any dispute, controversy, difference or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability shall be governed by and construed in accordance with Hong Kong law.

14.2	Arbitration

(a)	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Rules”), which Rules are deemed to be incorporated by reference in this Agreement.

(b)	The arbitration tribunal (the “Tribunal”) shall consist of three (3) arbitrators. The claimant(s) shall designate one (1) arbitrator. The respondent(s) shall designate one (1) arbitrator. The two (2) arbitrators thus appointed shall designate the third arbitrator who shall be the presiding arbitrator. If within 14 days of a request from the other party(ies) to do so any party(ies) fails to designate an arbitrator, or if the two (2) arbitrators fail to designate the third arbitrator within 14 days after the confirmation of appointment of the second arbitrator, the appointment shall be made, upon request of any party(ies), by the HKIAC Council in accordance with the Rules.

9 | P a g e

(c)	The seat, or legal place, of arbitration shall be Hong Kong.

(d)	The language to be used in the arbitral proceedings shall be English.

(e)	Any award of the Tribunal shall be made in writing and shall be final and binding on the parties from the day it is made. The parties undertake to carry out the award without delay.

(f)	The parties waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may validly be made. The parties shall not be deemed, however, to have waived any other right to challenge any award. Nothing in this clause 14.2 (Arbitration) shall be construed as preventing any Party from seeking conservatory or interim relief from any court of competent jurisdiction.

(g)	This arbitration agreement shall be governed by and construed in accordance with the laws of Hong Kong.

14.3	Consolidation of arbitrations

(a)	Where disputes arise out of or in connection with this Agreement and out of or in connection with any other Transaction Document which, in the absolute discretion of the first arbitral tribunal to be appointed in any of the disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitral tribunal shall have the power to order that the proceedings to resolve that dispute shall be consolidated with those to resolve any of the other disputes (whether or not proceedings to resolve those other disputes have yet been instituted), provided that no date for the final hearing of the first arbitration has been fixed. If that arbitral tribunal so orders, the parties to each dispute which is the subject of its order shall be treated as having consented to that dispute being finally decided:

(i)	by the arbitral tribunal that ordered the consolidation unless the HKIAC decides that that arbitral tribunal would not be suitable or impartial; and

10 | P a g e

(ii)	in accordance with the procedure, at the seat and in the language specified in the relevant Transaction Document under which the arbitral tribunal that ordered the consolidation was appointed, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of any such agreement, ordered by the arbitral tribunal in the consolidated proceedings.

(b)	Clause 14.3(a) shall apply even where powers to consolidate proceedings exist under any applicable arbitration rules (including those of an arbitral institution) and, in such circumstances, the provisions of clause 14.3(a) above shall apply in addition to those powers.

14.4	Consent to enforcement etc.

Each of Seamless and the Investor irrevocably and generally consents in respect of any proceedings anywhere in connection with this Agreement to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

14.5	Waiver of immunity

Each of Seamless and the Investor irrevocably agrees that should any Party take any arbitration or court proceedings anywhere (whether for an injunction, specific performance, damages or otherwise) in connection with this Agreement, it waives any claim to immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) in relation to those proceedings, including, without limitation, immunity from:

(a)	jurisdiction of any court or tribunal;

(b)	service of process;

(c)	injunctive or other interim relief, or any order for specific performance or recovery of land; and

(d)	any process for execution of any award or judgment against its assets.

15.	THIRD PARTY RIGHTS

Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement. Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

[Remainder of the page is intentionally left blank.]

11 | P a g e

Schedule 1

Second Amended and Restated Convertible Bond Instrument

12 | P a g e

Schedule 2

Second Amended and Restated Exchangeable Bond Instrument

13 | P a g e

SIGNATURE PAGE

Executed by KONG, King Ong Alexander (江慶恩))
the authorised signatory	)
for and on behalf of	) /s/ Kong King Ong Alexander
SEAMLESS GROUP INC.	)
in the presence of: /s/ Li Ho Sau Li Ho Sau	)

Third Amendment Agreement – Signing Page

Executed by Kong King Ong Alexander	)
the authorised signatory	) /s/ Kong King Ong Alexander
for and on behalf of	)
REGAL PLANET LIMITED	)
in the presence of: - Li Ho Sau /s/ Li Ho Sau	)

Third Amendment Agreement – Signing Page

Executed by LAU Chin Yung, Andy	)
the authorised signatory	) /s/ LAU Chin Yung, Andy
for and on behalf of	)
CHELSEA VANGUARD FUND	)
in the presence of: - Yu Ming Lung /s/ Yu Ming Lung	)

Third Amendment Agreement – Signing Page